Exhibit 99.1

Pacific Premier Bancorp, Inc.
Q4 2019 Results Earnings Conference Call
Thursday, January 23, 2020, 12:00 P.M. Eastern

CORPORATE PARTICIPANTS Steve Gardner - Chairman and Chief Executive Officer Ronald Nicolas - Senior Executive Vice President and Chief Financial Officer

PRESENTATION

Operator

Good day, and welcome to the Pacific Premier Bancorp fourth quarter conference call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star (*), then one (1) on your touchtone phone. To withdraw your question, please press star (*), then two (2). Please note this event is being recorded.

I would now like to turn the conference over to Steve Gardner, Chairman and CEO. Please go ahead.

Steve Gardner
Thank you, Jason. Good morning, everyone. I appreciate you joining us today. As you are all aware, earlier this morning, we released our earnings report for the fourth quarter of 2019. I will walk through some of the notable items. Ron Nicolas, our CFO, will review a few of the financial details, and then we will we will open up the call to questions.

I note that in our earnings release, we have the Safe Harbor statement relative to the forward-looking comments and I would encourage all of you to read through those. We delivered another solid quarter of operating results to end the year, while continuing to demonstrate that we can generate strong profitability without having to reach for loan growth at the time in the economic cycle where we believe restraint is warranted.

Our team's ability to execute on our strategic priorities -- sound capital management, core deposit growth, disciplined cost controls, and proactive credit risk management -- has proven to be a successful formula for increasing shareholder value.

During 2019, we grew our tangible book value per share by 11% while returning $154 million in capital to shareholders through our quarterly cash dividends and stock repurchase program. 2019 was a record year for the company as we generated $160 million in net income and $603 million of organic growth in non-maturity deposits. 2019 was our first year in almost a decade without an acquisition. This allowed our teams to complete a number of key projects that we expect will drive further improvements in our operating metrics while increasing franchise value in future periods.

In terms of our fourth quarter performance, we generated a return on average assets of 1.42% and a return on average tangible common equity of 15.9%. Our solid profitability has enabled us to increase our quarterly cash dividend by 14% to $0.25 per share, increasing the amount of capital that we are returning to shareholders. Once again, one of the highlights of the quarter was our ability to generate core deposit growth by bringing in new customer accounts and building upon existing client relationships. We are seeing significant contributions to deposit growth from all areas of the bank.

Our relationship managers, HOA bankers, and specialty deposit group continue to enhance and refine their skills with the technology and tools we have provided them to attract and manage client relationships. Compared to the third quarter, our non-interest-bearing deposits increased by $234 million. Our interest checking account balances increased by $57 million, and our money market and savings accounts increased by $45 million. This strong inflow of core deposits enabled us to favorably reposition our deposit portfolio and run off higher cost deposits, namely brokered CDs. As a result, we saw a nice reduction in our cost of deposits, which declined to a spot rate of 53 basis points at year-end.

The effective management of our deposit portfolio helped us to mitigate the impact on our net interest margin from the reductions in the Fed funds rate that occurred in September and October. During the fourth quarter, we saw just a 3 basis point decline in our net interest margin.

The environment for loan growth remained fairly consistent with what we experienced throughout the year. We continue to see a high level of payoffs, which are being driven by aggressive pricing and structures being offered by both bank and non-bank lenders. Our discipline around credit is a fundamental underpinning of the bank and is ingrained in our culture. As such, it has resulted in us passing on some loans that do not meet our requirement for acceptable risk-adjusted returns.

That being said, our relationship managers are doing an excellent job of generating new loan opportunities across the spectrum of small to middle market businesses. Because of our consistent business development approach, we saw a nice increase in loan production during the fourth quarter. We generated $556 million in new loan commitments, up from $537 million in the third quarter. Our fourth quarter loan production was well diversified and included $259 million in C&I and CRE business loans; $77 million in investor owned CRE; $70 million in multi-family; $56 million in franchise; $49 million of construction loans; and $28 million of SBA loans.

The loan portfolio continues to exhibit solid credit metrics, owing to our consistent approach to credit risk management. As we start 2020, we will execute on the same strategic priorities that served us well in enhancing shareholder value in the past. Despite a challenging lending environment, we intend to remain disciplined in our approach to pricing and structuring new loan production.

We expect our performance this year will be positively impacted by further leveraging the investments we have made in technology. We continue to expand and customize our use of Salesforce across the company to improve business development, client relationship management, and data analytics. We utilize API banking to develop our data vault product used in our HOA business, and we see other areas where that technology could be applicable and help to expand business. We continue to grow the sophistication and product offerings of our treasury management group to ensure that we have the capabilities to meet the needs of a broad range of commercial clients.

When we look back on 2019, we view it as an important year in optimizing the operations of the company following several years of strong growth. We focused our time and resources on completing a number of important internal projects that helped us to expand our capabilities, enhance efficiencies and strengthen risk management. As a result of these investments, we have a strong infrastructure in place to support a much larger financial institution as we continue to execute on our organic and acquisitive growth strategies in the future.

With that, I am going to turn the call over to Ron to provide a little more detail on our fourth quarter results.

Ronald Nicolas
Thanks Steve and good morning everyone. As in the past, I will be reviewing some of the more significant items in the quarter focusing primarily on the linked-quarter comparison. Overall, as highlighted in our earnings release, we reported net income of $41.1 million for the quarter and earned $0.69 per diluted share compared with net income of $41.4 million and $0.69 per diluted share in the third quarter. Total revenue was $122.7 million for the quarter compared with $123.8 million in the prior quarter as higher net interest income was offset by lower non-interest income.

We finished the quarter at $11.8 billion in assets and just over $2 billion in equity. Our tangible book value per share grew to $18.84, an 11% increase from December 31, 2018. Taking a closer look at the income statement, net interest income of $112.9 million increased approximately $600,000 from the prior quarter as lower interest income was offset by lower interest expense.

Our net interest margin decreased 3 basis points to 4.33%. Accretion income equals $5.8 million for the quarter compared with $6 million in the prior quarter. Excluding the impact of accretion income, our core net interest margin decreased 2 basis points to 4.10%. The slight decrease in our core margin reflects lower loan yields and slightly lower loan fees offset by lower cost of deposit and lower overall funding costs.

Loan yields excluding accretion fell 14 basis points on average for the quarter, reflecting the impact of the Federal Reserve's 75 basis point decrease in the Fed Funds rate during 2019. Lower interest expense of $16.9 million was driven primarily by lower deposits and wholesale funding costs, which offset the drop in our loan portfolio yield. During the quarter, we benefited by lower deposit pricing along with an enhanced deposit mix, which resulted in a 13 basis point drop in our deposit cost to 0.58% and a 15 basis point drop in our overall cost of funds. We expect our core net interest margin to be in the range of 3.95% to 4.05% in the first quarter of 2020.

The company recorded provision for credit losses of $2.3 million in the quarter compared with $1.6 million in the prior quarter. The increase is primarily attributable to net charge-offs of $2.3 million for the quarter. Our full year net charge-off rate for 2019 was 0.09%, or 9 basis points.

Noninterest income of $9.8 million decreased $1.6 million from the prior quarter primarily as a result of lower sales of investment securities and lower gains on the sale of loans compared with the prior quarter.

During the quarter, the company sold $24 million in SBA/USDA loans for a gain of $2.1 million compared with $26 million sold for a gain of $2.3 million in the prior quarter. In addition, the company took the opportunity to strategically sell $8.4 million of non-SBA loans for a loss of $400,000.

The company also sold $129.6 million in securities in the fourth quarter resulting in a gain of $3.67 million compared with the sale of $187 million in securities for a gain of $4.3 million in the prior quarter. We expect our quarterly non-interest income to be in the range of $6.5 million to $7 million based upon recurring income and normal business activities, which also excludes the gains on the sale of securities.

Non-interest expense was $66.2 million compared with $65.3 million in the prior quarter as the company incurred higher deposit costs driven by the strong deposit growth in the quarter and partially offset by the small institution FDIC assessment credit.

Personnel costs increased primarily as a result of higher incentive costs as staffing finished flat with the prior quarter at 998 employees. In addition, we incurred slightly lower costs in marketing, CRA activities and charitable contributions.

We anticipate our first quarter expense run rate to be in the range of $65 million to $66 million. Our fourth quarter income tax rate came in at 24.2% compared with 27.2% for the third quarter for a full year effective tax rate of 26.7%. The company benefited from a lower state tax rate and the tax benefit of stock-based compensation settlements in the quarter. We expect our full year 2020 income tax rate to be in the 26% to 28% range.

Turning now to the balance sheet. Loans held for investment ended the quarter at $8.7 billion essentially flat to the prior quarter as higher prepayments and lower purchases offset higher line utilization rates and low loan fundings.

For the quarter, we originated $556 million in new loan commitments and a weighted average rate of 4.77% compared with $537 million at a weighted average rate of 5.28% in the prior quarter. Approximately one third of the drop in our new origination rate is related to the increase in multifamily and commercial real estate as a percentage of the total commitments originated.

Our investment portfolio finished the quarter at $1.4 billion, an increase of $109 million compared to the prior quarter. During the fourth quarter we sold approximately $130 million of existing securities at a yield of 2.85% and purchased approximately $284 million of new securities at a yield of 2.73%. Our quarter also included a $12 million mark-to-market fair value decrease as well as $33 million in payments, amortizations and redemptions. We expect the investment portfolio to remain at approximately 12% of total assets and the overall yield should be a blended average rate of 2.7% to 2.8%.

Total deposits finished the quarter at $8.9 billion, an increase of approximately $40 million to the prior quarter with non-maturity deposit growth increasing by $335 million and higher cost retail and broker CDs declining by $296 million.

Overall, our non-maturity deposits grew to 88% of total deposits from 85% in the prior quarter and enabled the company to run off more expensive CDs. Noninterest-bearing demand deposits grew $234 million for the quarter to $3.86 billion, increasing to 43% of total deposits. Our total loan deposit ratio finished the quarter at 98%, down slightly from the prior quarter of 98.9%.

Shareholders' equity ended the quarter at $2 billion. During the quarter, the company did not repurchase any shares, but did redeem $3.1 million in callable sub debt with an interest rate in excess of 5% at time of redemption and also redeemed $26 million of higher rate FHLB term advances acquired through prior bank acquisitions. The company's tangible book value ended the year at $18.84, and the tangible common equity ratio finished at 10.3%. Both the company and the bank remained well capitalized across all regulatory risk-based measures.

Finally, taking a look at asset quality, non-performing assets of $9.1 million represented 8 basis points of total assets, and total delinquency was 0.22% at quarter end. Our allowance for loan losses ended the quarter at $35.7 million and represented 413% of total non-performing loans and 0.41% of total loans held for investment.

Lastly, the company continues to progress on the implementation of CECL and anticipates it will be in full compliance with the new accounting rule. We are expecting an increase in the allowance for credit losses of between $45 million and $60 million. Although the company expects its loan credit loss provisions will increase under CECL, it is difficult to project at this time the anticipated increase in provisioning, given the multiple factors that impact the allowance under CECL.

With that, we would be happy to answer any questions you may have. Operator, please open up the call for questions.

QUESTIONS AND ANSWERS

Operator
We will now begin the question-and-answer session. To ask a question you may press star (*), then one (1) in your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question please, press star (*), then two (2).

Our first caller is Tyler Stafford from Stephens.

Tyler Stafford
Hi, good morning guys. Thanks for taking the questions.

Steve Gardner
Sure. Good morning.

Tyler Stafford
Hi Ron, I wanted to start on the expense guidance that you gave. How much in that $65 million to $66 million expense guidance in the first quarter are you assuming for the FDIC insurance premium, given that was a net positive this quarter?

Ronald Nicolas
Yes, that should be zero in effect or just a few hundred thousand dollars at most.

Tyler Stafford
Okay. Got it. So, then that does imply a nice step down in the expense run rate kind of normalizing for that. Can you guys just talk about the areas where you are focused on reducing expenses and how you see the expense base trending throughout the year?

Ronald Nicolas
Yes, that is predominantly the step down from the fourth quarter to the first quarter, Tyler, what you have highlighted there is predominantly driven by incentive cost with the business as it builds throughout the year, the incentives grow. When we start off the year, it is a little bit lighter there. So that is the primary driver of the expense step down that you are referencing.

Tyler Stafford
Okay. Good. All right, and then just one question on credit. There are two banks this morning that either reported sizable losses out of their restaurant franchise portfolio or comments around pretty material deterioration. You guys have obviously not been in the camp, but it is that portfolio has performed well for you guys so far. Can you just kind of update us on what you are seeing there and credit trends you are seeing out of that portfolio?

Steve Gardner
Yes. The cash flows within that segment, the cash flows for the borrowers, have been fairly consistent. Certainly, that industry is being impacted by increasing labor costs, but frankly many of those small, middle size businesses are feeling the same thing, owing in part to the increase in minimum wage that has been ongoing for a number of years, but I think the greater impact or pressure certainly comes from the low unemployment rate. That being said, business owners are deploying technology strategically. Certainly franchise owners who are developing that are having an impact and business owners are becoming a little bit more creative to drive productivity in their business.

The performance of our portfolio though owes to a holistic approach of what we do. We don’t do syndications. We originate the loans ourselves. We manage them ourselves. We have a specific fairly narrow niche of about 19 to 20 franchisers that are typically large national players that have a long standing in the industry, have the ability to innovate and support their franchisees, and all of the franchisees that we finance are experienced owner operators, and that has served us well over the years. That being said, we worry about every one of our portfolios on a regular basis and we will continue to actively manage each one of those.

Tyler Stafford
Okay. Very helpful. Thanks Steve. I appreciate it.

Steve Gardner
Sure.

Operator
The next question comes from Matthew Clark from Piper Sandler. You may go ahead.

Steve Gardner
Matthew are you there?

Operator
Okay. The next question comes from Gary Tenner from D.A. Davidson. Gary, you may begin.

Jake Stern
Hi, good morning guys. This is actually Jake Stern on for Gary Tenner.

Steve Gardner
Hi Jake.

Jake Stern
Hi, real quick. I am curious about the range of up to 15 basis points additional core and NIM compression given the amount of loan re-pricing that has already occurred. Can you talk about the factors that would drive the core and NIM to the bottom end of the range?

Steve Gardner
Well, the range is what we expect for Q1, I mean what would drive it towards the lower end, I mean any number of factors: rate volume on the loan side; rate volume on the deposit side. Those are all the factors that are going to impact it. As we noted and has been ongoing, there is certainly stiff competition on the loan side, and we are seeing some banks reach on the yield, and we have been disciplined around that and we will continue to be.

We also have actively moved down deposit costs and are benefiting too from our very disciplined approach towards business development, bringing in new client relationships, building upon existing client relationships to build our noninterest-bearing deposits, and that has also helped to offset some of the macro-environment that we are seeing around deposit and loan competition.

Jake Stern
Awesome. I appreciate that color. It is kind of the touch base on net loan growth of 2020. Are there any thoughts on resuming positive net loan growth or I guess what the outlook is for 2020?

Steve Gardner
The outlook is we first and foremost focus on ensuring that the loans that we are putting on the books have the right risk-adjusted return characteristics. And if we cannot get that, we are just not going to stretch whether it is pricing, structure or credit quality. Historically, we have not, and we were very comfortable with, in essence, holding the loan portfolio relatively flat for the year. I certainly do not see it contracting in 2020. We think there may be opportunities to grow some areas in the portfolio be it in the multifamily, the CRE aspects. And then other specialty lines we will continue to actively pursue and work towards growing those but doing so prudently.

Jake Stern
Thank you for answering that, and has the challenging revenue environment changed at the level of conversations you are having with prospective M&A partners?

Steve Gardner
I would not say it is changed. We continue to actively seek out and engage targets that we think would make sense to partner with and to improve the franchise and that would drive shareholder value. But in doing so, just as we have been in the past, we are very disciplined on that approach around structure, pricing and the like and ultimately it has got to make sense for both sides.

Jake Stern
Perfect. Just one more question then I will hop off here. Regarding the new stock buyback program, your shares are currently trading above the level you were buying them back in 2019. Do you think of the new $100 million authorization as offensive where you would be buying up here or as defensive in the event of a sell-off?

Steve Gardner
I think we could utilize it in any realm there. It is just part of another arrow in our quiver as we look to effectively manage capital.

Jake Stern
Wonderful. Thank you guys for answering my questions.

Steve Gardner
Very good.

Operator
The next question comes from Jackie Bohlen from KBW. Please go ahead.

Jackie Bohlen
Hi, good morning.

Ronald Nicolas
Good morning.

Steve Gardner
Good morning, Jackie.

Jackie Bohlen
I wanted to touch on the net interest margin just one more time. I am asking the question somebody had in perhaps a different way. As you talk about lowering deposit costs and all the proactive activities you have been making to protect the margin, assuming there is not any rate change, the guidance that you gave still implies that there would be at best only 5 basis points of compression, and so, I am curious, what is the driver of moving that from 4.10% to 4.05% at the upper end of the range?

Steve Gardner
It is a combination of what we saw as we move through the fourth quarter as far as loan yields, pay downs, and the like. Also, again, being selective in the loans that we are willing to put on the books, it’s any number of those factors, Jackie. It is a fairly dynamic mix that has an impact, and we are very comfortable with the range we have given. At the same time, I think we have proven for a sustained period of time that we are able to effectively manage the spread in the business in any interest rate environment, whether we have got a flat curve, an inverted curve, or a steeping curve, which would certainly benefit us, but we are focused on managing it very tightly.

Jackie Bohlen
Okay, that is helpful. Thank you for the added color there. Then, just one, possibly for Ron, looking at the cost of deposits and understanding that not the cost in the average balance sheet, but the cost in non-interest expense. The deposit expense was up quite a bit quarter-on-quarter, and I understand that it is balance related. Is that a good forward run rate into the extent you continue to grow some of your balances from there, would that go up or were there some unique items in the quarter in that?

Ronald Nicolas
There really were not any unique items, Jackie, in that number, to the extent where this is our starting point, and we grow -- we continue to grow, our core deposit basis we have, yes that would be the starting point. That said, we will see what happens with deposit growth here in the first quarter.

Jackie Bohlen
Okay.

Ron Nicolas
But there were no unique items just to reiterate that.

Jackie Bohlen
Okay, thank you and then just one last one, and also on the topic of M&A. Steve, would you say that, in 2019, and I know that you are, you are always investing in the franchise and in making yourself more efficient and ready to handle a larger institution. From my perspective, 2019 was a unique year for you in that you were not doing an integration and you were able to focus both fully internally as well as externally. Was t hat a function -- with the announcements, was that more of a function of your internal discipline on what you are looking to acquire, or was it a function of fewer opportunities that you saw in the market?

Steve Gardner
I think it is a combination of all of those items. There were a few targets out there that we are interested in, and that we continue to have conversations with. At the same time, we have had conversations with a number of folks for a long period of time and so both myself, the Executive Management team, the Board, we are very focused in ensuring that any acquisition has really got to benefit the shareholders longer term, and so through that process and that discipline, just the combination of factors why we did not get one done in 2019.

Jackie Bohlen
Okay and so my assumption is that the internal work you were able to do was just opportunistically taking advantage of some extra capacity for not having a deal that it did not prevent you in any way from any sort of an announcement?

Steve Gardner
That is correct.

Jackie Bohlen
Okay. Okay, that is all I had. Thank you very much.

Operator
Again, if you have any question, please press star (*), then one (1).

The next question comes from Matthew Clark from Piper Sandler. Please go ahead.

Matthew Clark
Hi, thanks. Sorry I got stuck on another call. Can you quantify the amount of prepays and pay-offs you had in the quarter?

Ronald Nicolas
They were up from the third quarter. I do not have the number off the top of my head, but they are up slightly on a rate basis and a dollar basis, Matthew. We can give you that number.

Matthew Clark
Okay, and then the loan purchases? I am curious how much of that was this quarter?

Steve Gardner
I believe it is in the earnings release, to think off the top of my head I want to say $20 million -- was it $22 million, $23 million?

Ronald Nicolas
$26 million.

Steve Gardner
26 rather, yes.

Ronald Nicolas
$26 million and $14 million. So, $40 million in total purchases, Matthew.

Matthew Clark
Okay, and then line utilization, if you have not hit it already.

Ronald Nicolas
Line utilization was up. Again, I don’t…

Steve Gardner
Slightly.

Ronald Nicolas
Yes, I do not have that that number right at my fingertips here, Matthew.

Matthew Clark
Okay and then just on the expense run rate? In the range of $65 million to $66 million in the upcoming quarter, can you just give us a sense for where that release is going to come from in the upcoming quarter? And what is, you think would be reasonably higher?

Steve Gardner
Yes, as Ron mentioned, as we look at it, it is the incentive piece of our total compensation and that accrual and typically the fourth quarter is higher, and in typically the highest quarter during the year is as we true things up.

Matthew Clark
Okay, that is it for me. Thank you.

Steve Gardner
Very good.

Operator
This concludes our question-and-answer session. I would like to turn the conference back over to Steve Gardner for any closing remarks.

CONCLUSION

Steve Gardner
Thank you, Jason and thank you everyone for joining us. Please do not hesitate to call either Ron or myself and we would be happy to provide any additional color or answer any questions.

Operator
The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.